As filed with the Securities and Exchange Commission on October 17, 2024

Registration No. 333-275938

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Orange

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

France (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification Number)

111 quai du Président Roosevelt
92130 Issy-les-Moulineaux, France, Tel. No.: +33-1-44-44-22-22

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Orange Participations U.S. Inc.
13685 Sunrise Valley Drive
Coppermine Commons
Suite 425
20171-6190 Herndon, Virginia
USA

Tel. No.: +1-703-471-2458

(Name, Address and Telephone Number of Agent for Service)

Please send copies of all communications to::

Linda A. Hesse
Jones Day
2, rue Saint-Florentin
75001 Paris, France
Tel. No.: +33-1-56-59-39-39

Approximate date of commencement of proposed sale to the public ______________________________________

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Automatic Shelf Registration Statement on Form F-3, Registration No. 333-275938 (the "Registration Statement") of Orange (the "Registrant") pertaining to debt securities, which was filed with the Securities and Exchange Commission and became effective on December 7, 2023.

On September 25, 2024, the Registrant announced its intention to delist its American Depositary Shares and its underlying ordinary from the New York Stock Exchange ("NYSE") and that this delisting would be followed by an application to deregister and terminate its reporting obligations under the Securities and Exchange Act of 1934, as amended.

As a result and pursuant to the Registrants’ undertaking in Item 10 of Part II of this Registration Statement, the Registrant hereby withdraws this Registration Statement, including all amendments and exhibits thereto, with respect to the unsold portion of securities registered hereon. No offerings or sales of securities were made pursuant to this Registration Statement.

Item 9. Exhibits

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
4.1*	Form of Indenture between the Company and The Bank of New York Mellon, London Branch, as the trustee.
4.2*	Form of Debt Securities (included in Exhibit 4.1).
5.1*	Opinion of Jones Day, adviser to the Company, as to the validity of the debt securities under French law.
5.2*	Opinion of Jones Day, adviser to the Company, as to the validity of the debt securities under New York law.
23.1*	Consent of Ernst & Young Audit and KPMG S.A., independent registered public accounting firms, with respect to the financial year ended December 31, 2020.
23.2*	Consent of KPMG S.A., independent registered public accounting firm, with respect to the financial years ended December 31, 2021 and 2022.
23.3*	Consent of Deloitte, independent registered public accounting firm, with respect to the financial years ended December 31, 2021 and 2022.
23.4*	Consent of Jones Day (included in Exhibits 5.1 and 5.2).
24.1*	Powers of Attorney.
24.2	Powers of Attorney.
25.1*	Form T-1 Statement of Eligibility with respect to the form of Indenture under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon, London Branch.
107*	Filing Fee Table.

*Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Issy-les-Moulineaux, France, on October 17, 2024.

Orange

By:        /s/ Matthieu Bouchery
Name:   Matthieu Bouchery
Title:     Group Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities on October 17, 2024.

	Signature	Title
*
	Christel Heydemann	Chief Executive Officer and Director
/s/ Laurent Martinez
	Laurent Martinez	Executive Vice President, Finance, Performance and Development (Chief Financial Officer)
/s/ Vincent Fleury
	Vincent Fleury	Principal Accounting Officer
*
	Jacques Aschenbroich	Chairman

	Alexandre Bompard	Director

	Sébastien Crozier	Director

*
	Céline Fornaro	Director

*
	Vincent Gimeno	Director

*
	Gilles Grapinet	Director
*
	Anne-Gabrielle Heilbronner	Director
*
	Valérie Beaulieu-James	Director

*
	Anne Lange	Director
*
	Momar Nguer	Director
*
	Frédéric Sanchez	Director
*
	Magali Vallée	Director
*
	Bpifrance Participations, S.A. (represented by Thierry Sommelet)	Director
*
	Orange Participations U.S. Inc.	Authorized Representative in the United States
By: Johan Van den Cruijce Title: President, Orange Participations U.S. Inc.

*By:	/s/ Matthieu Bouchery
	Matthieu Bouchery	Attorney-in-fact